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                                                                   EXHIBIT 10.14

                               DATED 29 MAY , 2002

                         SCHERING AKTIENGESELLSCHAFT (1)

                                     - and -

                                PHARMION GMBH (2)

                      -------------------------------------

                     INTERIM SALES REPRESENTATION AGREEMENT

                      -------------------------------------

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
                                   PAGE INDEX
1.       DEFINITIONS                                                             4
2.       APPOINTMENT OF PHARMION                                                 6
3.       EXISTING MARKETING AUTHORIZATIONS                                       7
4        DEVELOPMENT AND COMMERCIALIZATION EFFORTS IN TERRITORY                  9
5.       COORDINATION OF DEVELOPMENT; ADDITIONAL INDICATIONS                    10
6.       CONSIDERATION                                                          10
7.       MANUFACTURE AND SUPPLY OF PRODUCT                                      11
8.       PRODUCT RETURNS                                                        12
9.       FORECASTING AND ORDERING                                               12
10.      PACKAGING AND LABELING; USE OF NAME                                    14
11.      QUALITY OF PRODUCT                                                     15
12.      DELIVERY                                                               16
13.      SUPPLY PRICE                                                           17
14.      INVENTORY                                                              17
15.      ADVERSE REPORTS; COMPLAINTS                                            19
16.      UNDERTAKINGS OF PHARMION; IMPROVEMENTS                                 20
17.      UNDERTAKINGS AND WARRANTIES OF SCHERING                                20
18.      RIGHT OF FIRST REFUSAL                                                 20
19.      CONFIDENTIALITY                                                        20
20.      INDEMNITIES AND INSURANCE                                              20
21.      DURATION AND TERMINATION                                               20
22.      CONSEQUENCES OF TERMINATION                                            21
23.      RIGHTS AND REMEDIES                                                    21
24.      FORCE MAJEURE                                                          21
25.      NOTICE                                                                 22
26.      ENTIRE AGREEMENT; VARIATIONS                                           22
27.      ADDITIONAL TERMS                                                       22
28.      GUARANTEE                                                              23

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                     INTERIM SALES REPRESENTATION AGREEMENT

THIS AGREEMENT is made the 29th day of May 2002

BETWEEN:

(1) SCHERING AKTIENGESELLSCHAFT, a company registered in Germany and having its principal place of business at 13342 Berlin, Germany ("Schering") and

(2) PHARMION GMBH, a company registered in Switzerland and having its Registered Office at Centralbahnstrasse 7, Basel 4010, Switzerland ("Pharmion")

RECITALS:

(A) Schering is the owner or licensee of patents and trade marks relating to the Product (as hereinafter defined), and is currently marketing and selling the Product for the Initial Indication (as hereinafter defined), through an affiliated company, in North America.

(B) Schering is the holder or is entitled to be registered as the holder of Marketing Authorizations (as hereinafter defined) for the Product in various countries of the Territory (as hereinafter defined), and is in a position to supply Product to Pharmion for distribution in the Territory on the terms hereinafter described.

(C) Pharmion's personnel have expertise and experience in the development, registration, marketing and distribution of pharmaceutical products in the Territory.

(D) Pharmion wishes to obtain rights to distribute the Product under the Trade Marks (as hereinafter defined) for the Initial Indication, and in coordination with Schering to develop the Product, obtain Marketing Authorizations for and distribute the Product under the Product Patents for Additional Indications (both as hereinafter


                                      3
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         defined) in the Territory, and Schering is willing to grant such rights to Pharmion and to supply Product to Pharmion consistent with Schering's priority to supply Product for the Schering Territory (as hereinafter defined), all on the terms and conditions set out in this Agreement.

(E) Pharmion acknowledges that Schering has certain manufacturing supply issues and that its immediate corporate objective is to assure an adequate supply of Product for sale in the Schering Territory; and both Parties have entered into this Agreement as an interim measure, pending a timely resolution of such manufacturing supply issues.

(F) Schering and Pharmion have, today, entered into a Distribution and Development Agreement that is intended to come automatically into effect if such manufacturing supply issues can be resolved during the term of this Interim Sales Representation Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1.       DEFINITIONS AND INTERPRETATION

1.1 Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Final Agreement, all of the definitions of which are hereby incorporated by reference. In addition, in this Agreement, the following terms shall have the following meanings unless the context requires otherwise:

         "AVENTIS SERVICES AGREEMENT" means the Sales Commission Services Agreement between Schering and Aventis Pharma Deutschland GmbH dated July 27, 2001.

         "FINAL AGREEMENT" means the Distribution and Development Agreement between Schering and Pharmion executed concurrently with this Agreement on the date hereof.


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         "INCEPTION DATE" means the first day of the calendar month following the month in which this Agreement has been executed and delivered.

         "INITIAL TERM" shall have the meaning provided in Section 21.1.

         "INVENTORY" means all of Schering's inventories of Product Manufactured for the Territory, consisting of Finished Goods packaged with Aventis labeling.

         "INVENTORY VALUE" has the meaning set out in Section 14.2 herein.

         "RENEWAL TERM" shall have the meaning provided in Section 21.1 herein.

         "REQUESTED ORDER" shall have the meaning set out in Section 9.2.2 herein.

         "SHORT-DATED" means, with respect to Inventory, Inventory having a remaining shelf life as of the Inception Date of less than six months.

1.2      Construction and Interpretation

         In the interpretation of this Agreement:

         1.2.1 the headings are for convenience only and shall not affect the interpretation hereof;

         1.2.2 references in this Agreement to Sections, Schedules and Exhibits are to the sections of, and schedules and exhibits to, this Agreement, except insofar as references are contained in sections in this Agreement which are incorporated by reference to the Final Agreement, in which case those references are references to sections of, and schedules and exhibits to the Final Agreement;

         1.2.3 unless the context otherwise requires the singular shall include the plural and vice versa, reference to any gender shall include reference to the


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                  other gender, and references to persons shall include bodies corporate, unincorporated associations and partnerships;

         1.2.4    this Agreement includes the Schedules and Exhibits hereto; and

         1.2.5 all provisions in this Agreement which are incorporated by reference to the Final Agreement shall have the same effect in this Agreement as if such provisions had been set forth verbatim in this Agreement.

2.       APPOINTMENT OF PHARMION

2.1 Subject to the terms and conditions of this Agreement, with effect from the Inception Date, Schering hereby grants to Pharmion the exclusive right:

2.1.1    to purchase the Product from Schering for resale in the Territory;

2.1.2 to advertise, market, promote, distribute, use and sell the Product under and by reference to the Trade Marks and under the Patents in the Territory for the Initial Indication and for any Additional Indications that are approved by the Development and Marketing Committee and covered by an appropriate Marketing Authorization in the country of sale;

2.1.3 to use the Data to apply for, obtain and or maintain Marketing Authorizations for the Product in the Initial Indication in countries in the Territory where there are no Existing Marketing Authorizations and in which it is commercially reasonable for Pharmion to do so;

2.1.4 to develop the Product under the Product Patents, Data and Improvements for any Additional Indications approved by the Development and Marketing Committee and to assist Schering in applying for and obtaining Marketing Authorizations for the sale of the Product for such Additional Indications in such countries within the Territory in which Pharmion deems it commercially reasonable to do so.


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2.1.5    to use the Product Marketing Materials in connection with the advertising, marketing, promotion and distribution of the Product in the Territory.

2.2 The provisions of Section 2.3 of the Final Agreement is hereby incorporated by reference into this Agreement.

2.3 From and after the Inception Date, Schering will transfer or procure the transfer to Pharmion of such elements of the Data, as well as the then current Product Marketing Materials, which Pharmion may request from time to time, all such materials having been provided by Aventis. To the extent needed by Pharmion or its Recognized Agents to be able to distribute the Product in given countries within the Territory, Schering will also procure the transfer to Pharmion of all available regulatory documentation relating to the Product for such countries, such documentation to include paper files and, if available, electronic versions. During the term of this Agreement, each Party shall, upon the reasonable request of the other, transfer such data developed by such Party as comprise Improvements, as well as such new Product Marketing Materials as have been developed by such Party. All such transfers shall be coordinated through the Development and Marketing Committee, and each Party shall have the right, consistent with Agency regulations in the countries within the Territory or the Schering Territory, to use the Product Marketing Materials developed by the other within its own territory.

3.       EXISTING MARKETING AUTHORIZATIONS

3.1 Schering will maintain the Existing Marketing Authorizations, and Schering shall bear all costs and expenses incurred in connection with such maintenance. Schering will appoint Pharmion or its designated Recognized Agent as Schering's exclusive distributor or subdistributor of the Product in the countries within the Territory.


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         Schering shall notify Pharmion in advance of any meeting related to the
         Product between Schering and any regulatory Agency in the Territory or the Schering Territory where, in the reasonable judgment of Schering, any such meeting could have an adverse effect on the development or sale by Pharmion of the Product in the Territory or the Manufacture and supply of the Product.

3.2 Schering shall keep Pharmion informed of any changes to the Existing Marketing Authorizations which Schering wishes to make or is required to make by an Agency in the Territory. However, in case an EMEA request disables the implementation of requirements of an Agency in the Schering Territory, then Schering may object to a change to the Existing Marketing Authorizations and the Parties will negotiate in good faith to solve this issue. In the event that a change requested by Pharmion and consented to by Schering or required by an Agency should require Schering to make any process or production changes, Schering shall make such change, and all incremental costs incurred by Schering in making and implementing such change shall be borne by Pharmion. However, if such change is also required by an Agency in the Schering Territory, then Schering and Pharmion shall share equally the cost of any such change. Schering will keep Pharmion informed of Manufacturing or other changes to the Product reportable to an Agency, including without limitation those changes submitted to the U.S. or Canadian Agency.

3.3 In case Pharmion exercises its rights pursuant to Section 2.1.3 of this Agreement Pharmion shall bear all costs and expenses incurred in connection with the application and maintenance of such Marketing Authorizations. Pharmion shall keep Schering informed about any such application for a Marketing Authorization.

3.4 The provisions of Sections 3.4, 3.5 and 3.6 of the Final Agreement are hereby incorporated by reference into this Agreement.


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4.       DEVELOPMENT AND COMMERCIALIZATION EFFORTS IN THE TERRITORY

4.1 Pharmion's Development Efforts: Pharmion shall use Commercially Reasonable Efforts to develop the Product for the Initial Indication and for any Additional Indications approved by the Development and Marketing Committee in all countries of the Territory where it is commercially reasonable to do so, taking into account (a) the commercial potential of the Product on a country-by-country basis, (b) Pharmion's reasonable judgment regarding the optimization of the sale of the Product in the Territory taken as a whole and (c) the current availability of supply of the Product from Schering (collectively, "the Product's Commercial Potential").

4.2 The provisions of Sections 4.3, 4.4, 4,5 and 4.6 of the Final Agreement are hereby incorporated by reference into this Agreement.

4.3 Transition of Order Processing, Distribution, Billing and Collection. Order processing, distribution, billing and collection services for sales of Product in the Territory are currently being conducted for Schering by Aventis Pharma Deutschland GmbH ("Aventis Deutschland") under the Aventis Services Agreement. Promptly following the Inception Date, Pharmion will use Commercially Reasonable Efforts and will work with Schering and Aventis Deutschland to arrange for the transition of such services to Pharmion in each of the countries within the Territory where the Product is currently being sold, with the goal of completing such transition by the end of July 2002. During the period between the Inception Date and the date on which such transition shall have been effected in any given country within the Territory, Schering shall provide to Pharmion the full benefits of the Aventis Services Agreement (subject to Pharmion bearing the 4.5% commission of Aventis under such Agreement), and all sales of Product from and after the Inception Date shall be for the account of Pharmion.


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5.       COORDINATION OF DEVELOPMENT EFFORTS; DEVELOPMENT FOR ADDITIONAL
         INDICATIONS

5.1 The provisions of Sections 5.1, 5.2, 5.3, 5.4 and 5.5 of the Final Agreement are hereby incorporated by reference into this Agreement.

5.2 Development for ACS Indication: During the term of this Agreement, Pharmion shall not seek to obtain approval of the Product in any country of the Territory for the ACS Indication.

6.       CONSIDERATION

6.1 Initial Rights Acquisition Fee: As payment of purchase price for the rights granted under this Agreement during its Initial Term, Pharmion shall pay to Schering via wire transfer (the "Initial Rights Acquisition Fee"):

         6.1.1 the sum of $2,000,000 (two million dollars), within five (5) Business Days of the Inception Date; and

         6.1.2 the sum of $1,000,000 (one million dollars), within five (5) Business Days of the end of the sixth month following the Inception Date. If during the first sixth months of this Agreement commencing on the Inception Date, deliveries of Product to Pharmion by Schering were materially below the amounts requested by Pharmion through the submission of Requested Orders or if during this period there were material disruptions in the timing of the delivery of Product by Schering, but such short-falls in supply or disruptions of supply were not at a level sufficient to constitute a Supply Interruption Event under the provisions of the Final Agreement, the Parties will negotiate in good faith a reduction in the payment of this $1,000,000 (one million dollars) amount.

6.2 Renewal Rights Acquisition Fee: Within five (5) Business Days of each extension of the term of this Agreement for a Renewal Term of 12 calendar months, as contemplated by Section 21 hereof, Pharmion shall pay to Schering via wire


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         transfer the sum of $4,000,000 (four million dollars) (each a "Renewal
         Rights Acquisition Fee") as additional purchase price for the rights granted under this Agreement.

6.3 Business Commission: Pharmion shall pay Schering a business commission of eight percent (8%) on all of Pharmion's Net Sales during the term of this Agreement. Such commission shall be paid as follows:

         6.3.1 Within twenty (20) Business Days after March 31, June 30, September 30 and December 31 of each year during the term of this Agreement, commencing with the calendar quarter ending September 30, 2002 (with the first such period covering the period from the Inception Date through September 30, 2002), Pharmion shall deliver to Schering a true and accurate report setting forth for the preceding three (3) calendar months (or in the case of the first such period the amount of time between the Inception Date and the end of such calendar quarter): (a) Net Sales and (b) the business commission payable thereon. Except as otherwise provided, simultaneously with the delivery of each such report, Pharmion shall pay to Schering the amount, if any, due for the period of such report, by wire transfer to a bank account specified by Schering. If no payments are due, it shall be so reported.

         6.3.2 The provisions of Section 30 of the Final Agreement shall apply to all such reports of Net Sales and the calculation of the business commission due with respect to such Net Sales.

6.4 Partial Refund of Purchase Price: The provisions of Section 6.4 (a) of the Final Agreement are hereby incorporated by reference into this Agreement.

7.       MANUFACTURE AND SUPPLY OF PRODUCT

7.1 Requirements Purchase and Sale. Pharmion will purchase all of its requirements for the Product from Schering during the term of this Agreement and, provided


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         always that Pharmion fulfils its forecasting and ordering obligations hereunder, Schering will use its Commercially Reasonable Efforts to supply Pharmion the amounts of Product that it orders, provided, however, that during the term of this Agreement Schering shall not be required to divert production of the Product designated for the Schering Territory in order to satisfy Pharmion's requirements. Schering will supply Product to Pharmion as Finished Goods as long as Aventis is the Manufacturer and as Semi-Finished Goods thereafter, at which point Pharmion will be responsible for all further Packaging of the Product. Except as otherwise provided herein, Schering will supply the Product exclusively to Pharmion for sale in the Territory.

7.2 The provisions of Section 7.5 of the Final Agreement are hereby incorporated by reference into this Agreement.

7.3 Absence of Claim: Except as otherwise provided in Sections 6.1.2 and 6.4, where Schering has complied with its obligations under this
         Section 7, Pharmion shall have no claim or remedy against Schering arising from Schering's cessation or failure to supply Product.

8.       PRODUCT RETURNS

8.1 Returns: Schering will accept returns of Product (including returns of short-dated Product), in accordance with Schering's standard policies, from entities within the Territory that purchased the Product prior to the Inception Date and which are returned prior to the First Anniversary of the Inception Date (whether from Schering or Aventis) and shall keep Pharmion informed, on a regular basis, of both the volume of such returns and the customers from whom such returned Product was obtained.

9.       FORECASTING AND ORDERING

9.1 Long-Range Forecast: On the Inception Date, and on a monthly basis thereafter, Pharmion shall furnish Schering with a rolling monthly forecast of the quantities by SKU that Pharmion intends to order during the succeeding twenty-one (21)


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         month period (the "Long-Range Forecast"). The first Long-Range Forecast delivered to Schering shall contain forecasts for the 21 month period beginning with the month immediately succeeding the "Initial Period". For the purposes of this Agreement, the "Initial Period" shall mean the month in which the Inception Date occurs, and the next full three months thereafter. The Long-Range Forecast shall represent the most current estimates for planning purposes but shall not be purchase commitments.

9.2      Firm Orders.

         9.2.1 During the Initial Period, Schering shall supply Pharmion with such quantities of Product as requested by Pharmion up to the amount of Finished Goods and Semi-Finished Goods (if any) on hand for use in the Territory as of the Inception Date. To the extent Pharmion requires an amount in excess of such amount, Schering shall use Commercially Reasonable Efforts to supply Pharmion with such excess amounts but Schering shall not be required to divert production of Product designated for the Schering Territory in order to satisfy Pharmion's requirements during the Initial Period.

         9.2.2 To the extent consistent with the volume limitations set forth in Section 9.3 below, the first three (3) months of the Long-Range Forecast, as updated monthly, shall be treated by both Parties as a request from Pharmion for a non-cancelable legally binding commitment on the part of Schering to supply, and on the part of Pharmion to purchase, the quantity of Product by SKU as set forth in the Long-Range Forecast (each a "Requested Order"). Within ten (10) Business Days following the receipt of each month's Long-Range Forecast, Schering shall notify Pharmion of its ability to fulfill such 3 month commitment and if Schering shall accept such 3 month order in writing, then it shall be a binding commitment on the part of Schering to deliver, and on the part of Pharmion to purchase the quantities specified (a "Firm Order"). If Schering notifies Pharmion that it is able to supply some, but less than all of the amount requested by Pharmion, then such lesser quantity shall constitute a binding commitment


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                  on the part of Schering to deliver and on the part of Pharmion to purchase the lesser quantities so specified (a "Firm
                  Partial Order"). In the event of a Firm Partial Order,
                  Schering shall use Commercially Reasonable Efforts to increase the amount supplied to Pharmion in subsequent periods to reduce the cumulative shortfall in supply. However, Pharmion hereby acknowledges that circumstances may arise in which Schering is unable to enter into a binding commitment to deliver any of the Product desired by Pharmion in the first 3 months of a given Long-Range Forecast or to make up the shortfall in supply occasioned by a Firm Partial Order.

9.3      Variations of Long-Range Forecasts:

         The provisions of Sections 9.3.1 and 9.3.2 of the Final Agreement are hereby incorporated by reference into this Agreement.

9.4 Terms of Firm Orders: Any Firm Orders, Firm Partial Orders, or related purchase orders, purchase order releases, confirmations, acceptances, advices and similar documents submitted by either Party in conducting the activities contemplated under this Agreement are for administration purposes only and shall not add to or modify the terms of this Agreement. To the extent of any conflict or inconsistency between this Agreement and any such document, the terms and conditions of this Agreement shall control as to a particular order, unless otherwise agreed to in writing by the Parties.

10.      PACKAGING AND LABELING; USE OF NAME

10.1     Packaging and Labeling.

         10.1.1 During the term of this Agreement, all Product shall be sold under the Schering label, with Pharmion or its Recognized Agent, as applicable, designated as the distributor of the Product.

         10.1.2 Schering shall be responsible for ensuring that all Packaging and labeling, including, but not limited to, the package make-up, package inserts and


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                  other elements relating to Packaging as well as all
                  promotional material, complies with all laws and regulations applicable to such Packaging and labeling in the Territory.

         10.1.3   Pharmion shall provide the information required under this
                  Section 10 to Schering in advance of delivery requirements for the Product set forth in this Agreement.

         10.1.4 In case Schering or the Manufacturer requires changes to the Packaging for technical reasons (e.g. changes to Packaging technology or equipment), Schering shall bear all costs of such changes and the obsolete inventory of Packaging and label materials, if any, resulting therefrom.

         10.1.5 After each change of Packaging material, twenty-five (25) samples of each new Packaging material shall be provided to Pharmion.

10.2 The provisions of Section 10.2 of the Final Agreement are hereby incorporated by reference into this Agreement.

11.      QUALITY OF PRODUCT

11.1     Manufacturing and Product Changes

         11.1.1   PRODUCT CHANGES: Except for the Required Changes defined in
                  Section 11.1.2 below, Schering shall not make or allow to be made any changes to the Product, Specifications, Manufacturing or Packaging that would require variations to the Marketing Authorization or notification in any country of the Territory, without the prior written consent of Pharmion, such consent not to be unreasonably withheld or delayed. Schering will use Commercially Reasonable Efforts to ensure that the timing of Schering's notice to Pharmion of any such change shall permit adequate time for Pharmion to make any necessary regulatory filings and obtain any necessary approval of the corresponding variation to the Marketing


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                  Authorization thereof from Agencies prior to the change being implemented.

         11.1.2 REQUIRED CHANGES: The following changes shall constitute Required Changes: (i) changes to the Specifications or Manufacturing or Packaging processes that are required by laws (including, without limitation, GMP), or by medical or scientific concerns as to the toxicity, safety and/or efficacy of the Product (collectively "Required Changes"); (ii) changes to the Specifications or Manufacturing or Packaging processes which arise out of the change of Manufacturer from Aventis to a third party; and (iii) changes which Schering reasonably considers necessary or desirable and which do not change the character or identity of the Product in such a way as to have an adverse effect on Pharmion's interest in the Product in the Territory. The Parties shall cooperate in making such Required Changes promptly. All costs of making such Required Change shall be borne by Schering. If, despite the exercise of Commercially Reasonable Efforts, Schering is unable to make or have such Required Change made without material adverse effects on the Product in the Schering Territory, Schering shall not be required to make such change.

         11.1.3 The provisions of Sections 11.1.3 and 11.1.4 of the Final Agreement are hereby incorporated by reference into this Agreement.

11.2 The provisions of Sections 11.2, 11.3 and 11.4 of the Final Agreement are hereby incorporated by reference into this Agreement.

12.      DELIVERY

12.1 Subject to Section 9.2.2 of this Agreement, the provisions of Sections 12.1, 12.2, 12.3, 12.4, 12.5 and 12.6 of the Final Agreement are hereby incorporated by reference into this Agreement.


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13.      SUPPLY PRICE

13.1 Schering shall supply Product to Pharmion at the Manufacturer's Supply Price plus a five percent (5%) mark-up.

13.2 The provisions of Sections 13.2, 13.3, 13.4 and 13.5 of the Final Agreement are hereby incorporated by reference into this Agreement.

14.      INVENTORY

14.1 Halt of Shipments. As of the Inception Date, Schering will instruct Aventis Deutschland to halt temporarily all shipments of Product in the Territory under the Aventis Services Agreement for a period of five (5) Business Days pending the inventory taking described below.

14.2 Purchase of Inventory. Pharmion shall purchase all Inventory on hand that is not damaged or Short-Dated as of the Inception Date for the average price per kilogram (as set out in Schedule 1) paid by Schering to Aventis under the terms of the Aventis Supply Agreement for Inventory purchased between 2 October 2001 and the Inception Date (the "Inventory Value"). At the Inception Date, Schering shall deliver an estimate of the Inventory Value (the "Estimated Inventory Value") to Pharmion and Pharmion shall pay an amount equal to the Estimated Inventory Value to Schering within five (5) business days of the Inception Date. The Inventory Value shall be finally determined, and a reimbursement of any difference between the final Inventory Value and the Estimated Inventory Value shall be made to Schering or Pharmion, as the case may be, as follows:

14.2.1 As soon as practicable after the Inception Date, Schering shall conduct a final Inventory count at those principal locations of Aventis at which the Inventory is located (as specified in Schedule 1 to this Agreement) to determine the quantities of Inventory outstanding at such locations as of the Inception Date that is not damaged or Short-Dated. Pharmion and one or more of its agents or


                                      17
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         representatives shall have the right to observe the final Inventory count and determination. Based upon such count, and with respect to other Aventis locations in which Inventory is located, based upon records maintained by Aventis, Schering shall prepare and deliver a Statement of Inventory Value (the "Statement of Inventory Value") to Pharmion. Subject to Section 14.2.2, the Statement of Inventory Value delivered by Schering to Pharmion shall be final, binding and conclusive on the parties hereto.

14.2.2 Pharmion may dispute any amounts reflected on the Statement of Inventory Value, but only on the basis that the amounts reflected on the Statement of Inventory Value were not calculated in accordance with
         Schedule 4, or that the Inventory was not correctly counted or is otherwise damaged or Short-Dated; provided, however, that Pharmion shall have notified Schering in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within fifteen (15) Business Days of Schering's delivery of the Statement of Inventory Value to Pharmion. In the event of such a dispute, Schering and Pharmion shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If Schering and Pharmion are unable to resolve any such dispute within thirty (30) Business Days after Pharmion's delivery of its notice of dispute to Schering, Schering and Pharmion shall submit the items remaining in dispute for resolution to a mutually acceptable independent accounting firm of international reputation (the "Independent Accounting Firm"), which shall, within twenty (20) Business Days after such submission, determine and report to Schering and Pharmion upon such remaining disputed items, and such report shall be final, binding and conclusive on Seller and Purchaser. The fees and disbursements of the Independent Accounting Firm shall be allocated to Pharmion in the same proportion as the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by Pharmion (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted, and the balance shall be paid by Schering. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.


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

14.2.3 The Statement of Inventory Value shall be deemed final for the purposes of this Section 14 upon the earlier of (i) the failure of Pharmion to notify Schering of a dispute within fifteen (15) Business Days after Schering's delivery of the Statement of Inventory Value to Pharmion or
         (ii) the resolution of all disputes pursuant to Section 14.2.2. Within five (5) Business Days of the Statement of Inventory Value being deemed final, a payment shall be made as follows:

         (a) In the event that the amount of the final Inventory Value reflected on the Statement of Inventory Value is less than the Estimated Inventory Value, then Schering shall pay an amount equal to such difference to an account designated by Pharmion, by wire transfer in immediately available funds;

                  or

         (b) In the event that the amount of the final Inventory Value reflected on the Statement of Inventory Value exceeds the Estimated Inventory Value, then Pharmion shall pay an amount equal to such excess to an account designated by Schering, by wire transfer in immediately available funds.

14.3 Delivery of Inventory. Deliveries of Inventory shall be made Ex Works ("EXW") (as such term is defined in the INCOTERMS 2000), at the sites of the Aventis Affiliates where the respective part of Inventory is in stock. These Aventis Affiliates are listed in Schedule 1.

14.4 Obsolete Inventory. Any Inventory that has been purchased by Pharmion in accordance with this Article 14 that remains unsold on or after August 15, 2002 will no longer be distributed. Pharmion will deliver such remaining Inventory to Schering Delivery Duty Unpaid ("DDU") (as such term is defined in the INCOTERMS 2000) and Schering will destroy such Inventory. Schering will repay to Pharmion an amount equal to the value of the Obsolete Inventory calculated by using the average price (as set out in Schedule 4).

15.      ADVERSE REACTIONS; COMPLAINTS

15.1 The provisions of Sections 14.1, 14.2, 14.3 and 14.4 of the Final Agreement are hereby incorporated by reference into this Agreement.


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16.      UNDERTAKINGS OF PHARMION; IMPROVEMENTS

16.1 The provisions of Section 15.1 (except clause 15.1.13), 15.2 and 15.3 of the Final Agreement are hereby incorporated by reference into this Agreement.

17.      UNDERTAKINGS AND WARRANTIES OF SCHERING

17.1 The provisions of Section 16.1 and 16.2 of the Final Agreement are hereby incorporated by reference into this Agreement.

18.      RIGHT OF FIRST REFUSAL

         The provisions of Section 17 of the Final Agreement are hereby incorporated by reference into this Agreement.

19.      CONFIDENTIALITY

         The provisions of Section 18 of the Final Agreement are hereby incorporated by reference into this Agreement.

20.      INDEMNITIES AND INSURANCE

         The provisions of Section 19 of the Final Agreement are hereby incorporated by reference into this Agreement.

21.      DURATION AND TERMINATION

21.1 This Agreement will come into force on the Inception Date and, subject to the parties' rights of termination in Sections 21.2 and 21.3 hereunder, will continue in force for a period of twelve (12) months commencing on the first day of month following the month in which the Inception Date occurred (the "Initial Term").


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

         The Initial Term will be automatically renewed for an additional period of twelve (12) months and thereafter for an additional twelve (12) months period term (each a "Renewal Term"), unless Pharmion has terminated this Agreement pursuant to Section 21.2.

         If the Manufacturing Milestone Date occurs during either the Initial Term or a Renewal Term, this Agreement will terminate simultaneously with the Effective Date of the Final Agreement.

21.2 Pharmion may terminate this Agreement with effect as of the end of the Initial Term or the respective Renewal Term by giving written notice at any time prior to the last two months of the then pending term of this Agreement if a Supply Interruption Event has occurred.

21.3 The provisions of Section 20.2 and 20.3 of the Final Agreement are hereby incorporated by reference into this Agreement.

22.      CONSEQUENCES OF TERMINATION

22.1 The provisions of Section 21.1, 21.2 and 21.4 of the Final Agreement are hereby incorporated by reference into this Agreement.

23.      RIGHTS AND REMEDIES

23.1 The provisions of Section 22.1 and 22.2 of the Final Agreement are hereby incorporated by reference into this Agreement.

24.      FORCE MAJEURE

         Neither Party shall be in breach of this Agreement if there is any total or partial failure of performance by it of its duties and obligations under this Agreement by reason of force majeure. If either Party is unable to perform its duties and obligations under this Agreement as a direct result of force majeure, such Party shall give written notice to the other of such inability stating the reason in


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

         question. The operation of this Agreement shall be suspended during the period in which the force majeure continues. Forthwith upon the reason ceasing to exist, the Party relying upon it shall give notice to the other of this fact. If the force majeure continues for a period of more than ninety (90) days, the Party not relying on force majeure shall be entitled to terminate this Agreement forthwith by written notice to the other.

25.      NOTICE

25.1 The provisions of Section 24.1 and 24.2 of the Final Agreement are hereby incorporated by reference into this Agreement.

26.      ENTIRE AGREEMENT/VARIATIONS

26.1 This Agreement and the Final Agreement constitute the entire agreement and understanding between the parties and supersedes all prior oral or written understandings, arrangements, representations or agreements between them relating to the subject matter of this Agreement. No director, employee or agent of either of the parties is authorised to make any representation or warranty to the other not contained in this Agreement, and each of the parties acknowledges that it has not relied on any such oral or written representations or warranties.

26.2 No variations, amendments, modifications or supplements to this Agreement shall be valid unless made in writing in English and signed by a duly authorised representative of each of the parties.

27.      ADDITIONAL TERMS

         The following additional Sections of the Final Agreement are hereby incorporated by reference into this Agreement:

         (a)      Section 26 -- Severance of Terms
         (b)      Section 27 -- Publication/Presentation/Press Release


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

         (c)      Section 28 -- Partnership/Agency
         (d)      Section 29 -- Assignment
         (e)      Section 30 -- Audit Rights
         (f)      Section 31 -- Novartis Agreement
         (g)      Section 32 -- Governing Law and Jurisdiction

28.      GUARANTEE

         Pharmion Corporation hereby unconditionally guarantees the prompt payment and full performance by Pharmion of its obligations under this Agreement, subject to Pharmion Corporation having all of the rights, remedies and defenses of Pharmion under this Agreement.

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AS WITNESS, the hands of the parties or their duly authorised representatives the day and year first above written.

SCHERING AKTIENGESELLSCHAFT

By: /s/ Klaus Pohle                         By: /s/ Ulrich Kostlin

Name: Prof. Dr. Klaus Pohle                 Name: Dr. Ulrich Kostlin

Title: Vice Chairman of the Executive Board Title: Member of the Executive Board

PHARMION GMBH                               PHARMION CORPORATION

By: /s/ Patrick J. Mahaffy                  By: /s/ Patrick J. Mahaffy

Name: Patrick J. Mahaffy                    Name: Patrick J. Mahaffy

Title: Director                             Title: President & CEO